Exhibit 10.4

SECOND AMENDMENT

TO

SENIOR MANAGEMENT AGREEMENT

WHEREAS, Huron Consulting Group LLC, a Delaware limited liability company (the “Company”) has entered into a Senior Management Agreement, effective as of May 13, 2002 with Gary E. Holdren (the “Executive”); and

WHEREAS, the Executive and the Company entered into the First Amendment to such Senior Management Agreement effective as of January 1, 2004 (such Senior Management Agreement as so amended constituting the “Agreement”);

WHEREAS, the Company is wholly owned by Huron Consulting Group, Inc., a Delaware corporation (the “Parent”);

WHEREAS, the Parent contemplates the consummation of an initial public offering of its common stock (the “IPO”); and

WHEREAS, the Executive and the Company desire to amend the Agreement, subject to and effective simultaneous with the Closing of the IPO.

NOW, THEREFORE, the Agreement is hereby amended, effective as set forth in Paragraph 6 below, as follows:

1. Section 1.1 of the Agreement is deleted in its entirety and replaced as follows:

The Company agrees to employ Executive, and Executive agrees to accept employment with the Company, as its Chief Executive Officer and President, for the Employment Period, in accordance with the terms and conditions of this Agreement. Executive shall also serve as Chief Executive Officer and President of the Parent during the Employment Period, in accordance with the terms and conditions of this Agreement. During the Employment Period, Executive shall (i) have such responsibilities, duties and authorities as are customarily assigned to such positions and shall render such services or act in such capacity for the Company and the Parent and its subsidiaries as the Board of Directors (the “Board”) of the Parent shall from time to time direct, and (ii) shall report to the Board. Executive shall perform the duties and carry out the responsibilities assigned to him, to the best of his ability, in a trustworthy and businesslike manner for the purpose of advancing the business of the Company and the Parent. Executive shall engage in travel as reasonably required in the performance of Executive’s duties.

2. Section 1.6(c) of the Agreement is deleted in its entirety and replaced as follows:

“Good Reason” shall mean the occurrence of any of the following without the express written consent of Executive:

(i) any material breach of the Agreement by the Company which has not been cured within 20 days after notice of such non-compliance has been given by Executive to the Company;

(ii) any material adverse change in status, position, responsibilities or any reduction in Base Salary of Executive (it being understood that, following a Change of Control (as defined below), the fact that Executive is not named as Chief Executive Officer of the ultimate parent entity surviving the Change of Control shall constitute Good Reason);

(iii) assignment of duties to Executive that are materially inconsistent with Executive’s position and responsibilities described in this Agreement;

(iv) the failure of the Company or the Parent to assign this Agreement to a successor to the Company or the Parent or failure of a successor to the Company or the Parent, as the case may be, to explicitly assume and agree to be bound by this Agreement; or

(v) requiring Executive to be principally based at any office or location more than fifty (50) miles from the current offices of the Company in Chicago, Illinois.

3. The Agreement is hereby amended by adding a new Section 7.4, as follows:

7.4 Change of Control.

(a) The provisions of Section 7.1 and 7.2 hereof to the contrary notwithstanding, if (i) Executive is terminated by the Company without Cause or Executive resigns for CoC Good Reason (defined below) in either case during the period commencing on a Change of Control (defined below) and ending on the second anniversary of the Change of Control (such two-year period being the “Protection Period” hereunder), or (ii) Executive reasonably demonstrates that the Company’s termination of Executive’s employment (or event which, had it occurred following a Change of Control, would have constituted CoC Good Reason) prior to a Change of Control was at the request of a third party who was taking steps reasonably calculated to effect a Change of Control (or otherwise in contemplation of a Change of Control) and a Change of Control actually occurs, (each a “Qualifying Termination”), then Executive shall be entitled to receive: (A) an amount in cash equal to the then-prevailing target amount of Executive’s Annual Bonus (“Target Bonus”) during the year of termination multiplied by a fraction, the numerator of which is the number of completed days (including the date of termination) during the year of termination and the denominator of which is 365, (B) an amount in cash equal to three (3) times the sum of Executive’s annual Base Salary and annual Target Bonus, and (C) continuation of medical benefits until the third anniversary of the date of such termination upon the same terms as exist for Executive immediately prior to the termination date. Following any termination described in this Section 7.4, the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under the Restrictive Covenants and any restrictive covenants set forth in any plan, award and agreement applicable to Executive, at law or in equity). Subject to the Executive’s execution of the Release described in Section 11.1, the amounts described in (A) and (B) shall be paid in a lump sum within ten (10) days after the date of termination. Such amounts or benefits shall not be subject to mitigation or offset, except that medical benefits may be offset by comparable benefits obtained by Executive in connection with subsequent employment.

(b) Except as set forth in the proviso below, anything set forth in any equity plan, equity award or any other provision of this Agreement between the Company and Executive to the contrary notwithstanding, all of Executive’s outstanding equity grants that were awarded any time shall fully vest upon the occurrence of a Qualifying Termination; provided, nothing in this Section 7.4(b) shall be construed as adversely amending the vesting schedule of any grant of restricted stock or stock options (including any acceleration thereof under the stated conditions therein) awarded prior to the date of this Second Amendment.

(c) The compensation and benefits described in Section 7.4(a) and 7.4(b) shall be in lieu of compensation and benefits provided otherwise for a termination under Section 7.2 of this Agreement and any other plan or agreement of the Company, whether adopted before or after the date hereof, which provides severance payments or benefits.

(d) If it is determined that any amount, right or benefit paid or payable (or otherwise provided or to be provided) to Executive by the Company or any of its affiliates under this Agreement or any other plan, program or arrangement under which Executive participates or is a party, other than amounts payable under this Section 7.4(d) (collectively, the “Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), subject to the excise tax imposed by Section 4999 of the Code, as amended from time to time (the “Excise Tax”), then the Executive shall be entitled to receive an additional payment from the Company (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment (and any interest and penalties imposed with respect thereto), the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax (including any interest and penalties imposed with respect thereto) imposed upon the Payments.

All determinations required to be made under this Section 7.4(d), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an independent, nationally recognized accounting firm mutually acceptable to the Company and the Executive (the “Auditor”). The Auditor shall promptly provide detailed supporting calculations to both the Company and Executive following any determination that a Gross-Up Payment is necessary. All fees and expenses of the Auditor shall be paid by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7.4(d), shall be paid by the Company to the Executive within 5 days of the receipt of the Auditor’s determination. All determinations made by the Auditor shall be binding upon the Company and the Executive; provided that if, notwithstanding the Auditor’s initial determination, the Internal Revenue Service (or other applicable taxing authority) determines that an additional Excise Tax is due with respect to the Payments, then the Auditor shall recalculate the amount of the Gross-Up Payment based upon the determinations made by the Internal Revenue Service (or other applicable taxing authority) after taking into account any additional interest and penalties (the “Recalculated Amount”) and the Company shall pay to the Executive the excess of the Recalculated Amount over the Gross-Up Payment initially paid to the Executive within 5 days of the receipt of the Auditor’s recalculation the Gross-Up Payment.

(e) For the purposes of this Section 7.4 (and distinguished from a “Qualified Change of Control” provided under certain other circumstances under the Agreement), the term “Change of Control” shall be deemed to have occurred upon the first to occur of any event set forth in any one of the following paragraphs of this Section 7.4(e):

(i) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Parent (not including in the securities beneficially owned by such Person any securities acquired directly from the Parent or its Affiliates) representing 40% or more of the combined voting power of the Parent’s then outstanding securities; or

(ii) there is consummated a merger or consolidation of the Parent or any direct or indirect subsidiary of the Parent with any Person, other than (a) a merger or consolidation which would result in the voting securities of the Parent or such subsidiary (as the case may be) outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of the Parent, or by the Parent (directly or indirectly) in such subsidiary, or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, (b) a merger or consolidation effected to implement a recapitalization of the Parent (or similar transaction) in which no Person other than existing security holders is or becomes the Beneficial Owner, directly or indirectly, of securities of the Parent (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Parent or its Affiliates) representing 40% or more of the combined voting power of the Parent’s then outstanding securities, or (c) a merger or consolidation of a subsidiary of the Parent that does not represent a sale of all or substantially all of the assets of the Parent; or

(iii) the shareholders of the Parent approve a plan of complete liquidation or dissolution of the Parent (except for a plan of liquidation or dissolution effected to implement a recapitalization of the Parent (or similar transaction) in which no Person other than existing holders of voting securities is or becomes the Beneficial Owner, directly or indirectly, of securities of the Parent (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Parent or its Affiliates) representing 40% or more of the combined voting power of the Parent’s then outstanding securities); or

(iv) there is consummated an agreement for the sale or disposition of all or substantially all of the assets of the Parent or of the Company to a Person, other than a sale or disposition by the Parent of all or substantially all of the assets of the Parent or a sale or disposition by the Company of all or substantially all of the assets of the Company (as the case may be) to an entity, at least 60% of the combined voting power of the voting securities of which are owned by shareholders of the Parent (or by the Parent, in the case of a sale by the Company) in substantially the same proportions as their ownership of the Parent (or the Company) immediately prior to such sale.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred (1) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Parent immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Parent immediately following such transaction or series of transactions, or (2) as a result of a distribution by HCG Holdings, LLC of its common stock or other securities of the Parent to its members (other than in connection with a transaction if clauses (i) or (ii) of the definition of “Change of Control” above applied by substituting “HCG Holdings, LLC” in each place with the

“Parent” appears but without taking into account any references to subsidiaries contained in clause (ii)).

For purposes of this Change of Control definition, (A) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act, (B) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, (C) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) HCG Holdings, LLC, any Related Party, the Parent, the Company or any of the Parent’s direct or indirect subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or the Parent or any of their Affiliates, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the stockholders of the Parent in substantially the same proportions as their ownership of stock of the Parent, (D) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act and (E) “Related Party” shall mean (i) any member of HCG Holdings existing on the date hereof or any Affiliate of such members or (ii) any trust, corporation, partnership or other entity, whose beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of such entity consists of any of the parties listed in clause (i) of this definition.

4. Section 11.1 of the Agreement is hereby amended by adding the words “and Section 7.4” immediately following the words “Section 7.2 and Section 7.3” and adding the words “or Section 7.4” immediately following the words “Section 7.2 or Section 7.3” thereof.

5. This Second Amendment shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Second Amendment and the Agreement shall be governed by, the laws of the State of Illinois without giving effect to provisions thereof regarding conflict of laws.

6. This Second Amendment shall be effective simultaneous with the closing of the IPO. In the event that the IPO is not consummated prior to May 31, 2005, this Second Amendment will become null and void and of no force or effect (including in the event of the consummation of an IPO subsequent to such date). Following the effectiveness of this Second Amendment and except as specifically set forth in this Second Amendment, the Agreement shall remain in full force and effect and, as amended by this Second Amendment, is hereby ratified and confirmed by the Company and the Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the dates written below.

THE COMPANY:
HURON CONSULTING GROUP LLC

By:	/s/ George Massaro

Its:	Chief Operating Officer

Date: September 23, 2004

THE PARENT:
HURON CONSULTING GROUP, INC.

By:	/s/ George Massaro

Its:	Chief Operating Officer

Date: September 23, 2004

EXECUTIVE:

/s/ Gary E. Holdren
Gary E. Holdren Date: September 22, 2004

6